Exhibit 99.1

Tenon Medical, Inc. Announces a Registered Direct Offering and Concurrent Private

Placement Priced At-The-Market Under Nasdaq Rules

LOS GATOS, CA / ACCESSWIRE / March 25, 2025 / Tenon Medical, Inc. (NASDAQ:TNON) (“Tenon” or the “Company”), a company transforming care for patients suffering with certain sacroiliac joint (SI Joint) disorders, today announced it has entered into a securities purchase agreement with a single healthcare focused institutional investor for the issuance and sale of 733,500 shares of its common stock (or common stock equivalents in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules at a purchase price of $2.00.

In a concurrent private placement (the “Private Placement” and together with the registered offering, the “Offerings”), the Company also agreed to issue to the same investor warrants to purchase up to 733,500 shares of its common stock (the “Common Warrants”). The Common Warrants have an exercise price of $2.00 per share, will be exercisable immediately, and will expire five years following the date of issuance.

The closing of the Offering is expected to occur on or about March 26, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $1.5 million. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the Offering.

The Offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333- 271648) which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 17, 2023. The offering is made only by means of a prospectus supplement and accompanying base prospectus which are a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying base prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran™ Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022, Tenon is focused on three commercial opportunities with its System in the SI Joint market which includes: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) SI Joint fusion adjunct to a spine fusion construct. For more information, please visit https://www.tenonmed.com/.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine: 203-741-8811

MZ North America

tenon@mzgroup.us